Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-140103 and 333-177573 on Form S-8 and Nos. 333-11221, 333-67594 and 333-184478 on Form S-3 of our reports dated August 11, 2015, relating to the consolidated financial statements of The Marcus Corporation, and the effectiveness of The Marcus Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Marcus Corporation for the year ended May 28, 2015.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

August 11, 2015